Exhibit 99.2

Amended and Restated Unit Redemption Plan

Adopted by the Board of Trustees

December 17, 2020

STERLING PROPERTIES, LLLP

AMENDED AND RESTATED

UNIT REDEMPTION PLAN

The Board of Trustees (the “Board”) of Sterling Real Estate Trust, a North Dakota real estate investment trust (the “Trust”), as General Partner of Sterling Properties, LLLP, a North Dakota Limited Liability Limited Partnership (the “Limited Partnership”), has adopted a unit redemption plan (the “Redemption Plan”) by which units of the Limited Partnership, par value $0.01 per unit (“Units”), may be redeemed by the Limited Partnership from unitholders subject to certain conditions and limitations. The purpose of this Redemption Plan is to provide limited interim liquidity for unitholders (under the conditions and limitations set forth below) until a liquidity event occurs. No unitholder is required to participate in the Redemption Plan.

1.Redemption of Units.  The Trust may, at its sole discretion, acting for itself, or as General Partner of the Limited Partnership, may redeem up to an aggregate of $40,000,000 of Shares and/or Units presented to the Trust or Limited Partnership for cash to the extent it has sufficient proceeds to do so and subject to the conditions and limitations set forth herein.  Any and all Units redeemed by the Limited Partnership shall be canceled, and will have the status of authorized but unissued Units. Units acquired by the Limited Partnership through the Redemption Plan will not be reissued unless they are first registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and other appropriate state securities laws or otherwise issued pursuant to exemptions from applicable registration requirements of such laws.

2. Redemption Price.  The Limited Partnership will redeem its Units at $19.00 per unit.

3. Funding and Operation of Redemption Plan. The Limited Partnership may make purchases under the Redemption Plan quarterly, at its sole discretion, on a pro rata basis.

4. Unitholder Requirements. Any unitholder may request a redemption with respect to all or a designated portion of their Units, subject to the following conditions and limitations:

a.Holding Period. Only Units that have been held by the presenting unitholder for at least one (1) year are eligible for redemption by the Limited Partnership. However, the Limited Partnership will waive the holding period for Units to be redeemed in connection with a unitholder’s death. Appropriate legal documentation will be required for redemption requests upon death of a unitholder. Further, the Limited Partnership will waive the holding period for Units held in a 401(k) account.

b.No Encumbrances. All Units presented for redemption must be owned by the unitholder(s) making the presentment, or the party presenting the Units must be authorized to do so by the owner(s) of the Units. Such Units must be fully transferable and not subject to any liens or other encumbrances.

c.Unit Redemption Form. The presentment of Units must be accompanied by a completed Unit Redemption Request form, a copy of which is attached hereto as Exhibit “A.” All Unit certificates must be properly endorsed.

d.Deadline for Presentment. All Units presented and all completed Unit Redemption Request forms must be received by the Limited Partnership or any redemption agent on or before the last day of the second month of each calendar quarter in order to have such Units eligible for redemption for that quarter.

e.Redemption Request Withdrawal. A unitholder may withdraw his or her redemption request upon written notice to the Limited Partnership at any time prior to the date of redemption.

f.Ineffective Withdrawal. In the event the Limited Partnership receives a written notice of withdrawal from a unitholder after the Limited Partnership has redeemed all or a portion of such unitholder’s Units, the notice of withdrawal shall be ineffective with respect to the Units already redeemed, but shall be effective with respect to any of such unitholder’s Units that have not been redeemed. The Limited Partnership shall provide any such unitholder with prompt written notice of the ineffectiveness or partial ineffectiveness of such unitholder’s written notice of withdrawal.

g.Redemption Agent. The Limited Partnership may utilize a registered broker dealer in connection with the redemptions under this Redemption Plan.

h.Termination, Amendment or Suspension of Plan. The Redemption Plan will terminate and the Limited Partnership will not accept Units for redemption in the event the Units are listed on any national securities exchange, the subject of bona fide quotes

Adopted by the Board of Trustees

December 17, 2020

on any inter-dealer quotation system or electronic communications network or are the subject of bona fide quotes in the pink sheets. Additionally, the Board, in its sole discretion, may terminate, amend or suspend the Redemption Plan if it determines to do so is in the best interest of the Limited Partnership. A determination by the Board to terminate, amend or suspend the Redemption Plan will require the affirmative vote of a majority of the Trustees, including a majority of the independent Trustees. If the Trustees terminate amend or suspend the Redemption Plan, the Limited Partnership will provide unitholders with thirty (30) days advance written notice and the Limited Partnership will, to the extent applicable, disclose the changes in the appropriate current or periodic report filed with the Securities and Exchange Commission.

5. Miscellaneous.

a.Advisor Ineligible. The Advisor to Sterling Real Estate Trust, Sterling Management, LLC, shall not be permitted to participate in the Redemption Plan.

b.Liability. The Trust, acting as itself or as General Partner of the Limited Partnership, and any redemption agent shall not have any liability to any unitholder for the value of the unitholder’s Units, the redemption price of the unitholder’s Units, or for any damages resulting from the unitholder’s presentation of his or her Units, the redemption of the Units under this Redemption Plan or from the Trust’s determination not to redeem Units under the Redemption Plan, except as a result from the Trust’s or the redemption agent’s gross negligence, recklessness or violation of applicable law; provided, however, that nothing contained herein shall constitute a waiver or limitation of any rights or claims a unitholder may have under federal or state securities laws.

c.Taxes. Unitholders shall have complete responsibility for payment of all taxes, assessments, and other applicable obligations resulting from the Limited Partnership’s redemption of Units.

Adopted by the Board of Trustees

December 17, 2020